EXHIBIT 99.1

SoftNet and Mediacom Sign Exclusive 10-Year Agreement to Add Over One Million Homes Passed to ISP Channel

ISP Channel Increases Homes Passed by More Than 50% to Nearly 3 Million; Cable TV Veteran Rocco B. Commisso to Join SoftNet Board of Directors


July 7, 1999 06:45 AM SAN FRANCISCO and MIDDLETOWN, N.Y., July 7 /PRNewswire/ -- SoftNet Systems, Inc. SOFN and Mediacom LLC ("Mediacom") today announced they have signed an exclusive agreement to deploy SoftNet's ISP Channel high speed Internet services throughout Mediacom's cable properties. Including the recently announced acquisitions of Triax and Zylstra cable systems, Mediacom will deliver more than one million homes passed to ISP Channel. With nearly three million committed homes passed, ISP Channel now ranks as the third largest independent high-speed cable ISP behind @Home and RoadRunner. The agreement, which is subject to completion of final documents, is for ten years, with a minimum of five years guaranteed. The terms of the affiliate agreement are similar to standard ISP Channel revenue sharing arrangements and include a commitment by Mediacom to upgrade its cable systems to carry two-way high speed Internet services over a three-year period.

As compensation for Mediacom's upgrade costs, rollout commitments, and for the exclusive long term rights to deliver cable modem and set-top high speed Internet access services to Mediacom's customers, SoftNet will issue to Mediacom
3.5 million shares of SoftNet common stock. After the issuance of these shares, SoftNet will have approximately 25.6 million fully diluted shares and Mediacom will become the largest shareholder of SoftNet, owning approximately 13.66% of SoftNet's fully diluted shares. Under the agreement, Rocco B. Commisso, Chairman and CEO of Mediacom and a recently elected board member of the National Cable Television Association (NCTA), will become a member of SoftNet's board of directors and its executive committee.

Dr. Lawrence B. Brilliant, Chairman and CEO of SoftNet, said, "Our agreement with Mediacom is the largest cable affiliation in ISP Channel's history. Our new partnership with a top-ten MSO gives SoftNet cable industry sponsorship and the direct involvement of Mediacom's CEO, Rocco Commisso, one of the most respected senior executives in the cable industry. Mr. Commisso's demonstrated track record in aggressively upgrading Mediacom's broadband networks and delivering enhanced services to its customers in smaller cable markets is very important to us. I personally look forward to working with Mr. Commisso. I welcome his cable industry leadership and believe that his experience and reputation will significantly contribute to our campaign to attract additional cable affiliates, large and small, to ISP Channel."

Brilliant continued, "This is a great moment for all of SoftNet's shareholders, affiliates and employees. The addition of Mediacom's over one million homes passed and existing cable modem customers represent approximately a 50% increase in our homes passed numbers and brings our cable modem subscriber count to nearly 5,000. Over the term of this agreement, we expect to see cable modem penetration rates reach 20% to 30%, giving the ISP Channel as many as 300,000 additional cable modem subscribers.

Rocco B. Commisso, Chairman and CEO of Mediacom, said, "Over the past year we have extensively evaluated our options for accelerating the delivery of high-speed cable modem service to our customers. As the leading MSO focused on providing cable television service to smaller communities, Mediacom was courted by all of the top high-speed cable Internet companies. Based on the markets we serve and the rapid deployment schedule our customers expect, partnering with the ISP Channel was by far the superior choice for our company.

"The ISP Channel has the technical resources, financial stability and industry experience to help Mediacom fulfill its commitment of closing the 'digital divide' that has developed across America between the major cities and smaller towns and communities. Their top-notch management team, led by Larry Brilliant and Ian Aaron, share our view that the introduction of high-speed Internet access in the smaller markets should not trail behind San Francisco and New York. The ISP Channel understands the needs of the smaller systems better than any company we have seen. I will work closely with SoftNet's senior management to ensure that the ISP Channel will become the provider of choice for quality high-speed Internet service to small-town America."

About SoftNet Systems, Inc. and ISP Channel

SoftNet Systems, Inc. is a leading high-speed broadband Internet access and content services company focused on partnering with small to mid-sized cable operators. Through its ISP Channel, the company provides a complete turnkey Internet service to partnering cable affiliates, similar to @Home.

ISP Channel's services to partnering cable affiliates include cable head-end equipment and integration, Internet backbone connectivity, and technical support and customer care twenty-four hours a day, seven days a week. ISP Channel offers its customers high speed Internet access at speeds up to 500 KB per second when downloading files, graphics, audio and video. Additional ISP Channel services include e-mail, personal web pages, news groups, and full multi-media capabilities. ISP Channel also provides access to Microsoft(R) Internet Explorer and Netscape(R) Navigator browsers.

Through SoftNet's Intellicom subsidiary, the company markets a satellite-based VSAT commercial Internet link. SoftNet's unique cost-saving technology infrastructure includes Intellicom VSAT satellite links to the company's network operations center (NOC), which replace more expensive terrestrial telecommunications data lines.

SoftNet's NOC is located in Silicon Valley, while its corporate headquarters is located in San Francisco. For further information about SoftNet and its services, please visit http://www.softnet.com , http://www.ispchannel.com or call 415-365-2500.

About Mediacom

Mediacom, with headquarters in Middletown, N.Y., is one of the fastest growing cable television companies in the U.S. Upon completion of the Zylstra and Triax acquisitions scheduled for the fourth quarter 1999, Mediacom's broadband network will pass over one million homes and serve 725,000 cable television and Internet customers in 20 states. These transactions will establish Mediacom as the leading operator focused on providing cable television service to non-metropolitan markets and will position Mediacom among the top 10 independent cable television companies in the United States. More information about Mediacom can be obtained by visiting its Web site at: www.mediacomllc.com .




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Safe Harbor  statement  under the Private  Securities  Litigation  Reform Act of
1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

SOURCE SoftNet Systems, Inc.